EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

NCO GROUP ANNOUNCES

FOURTH QUARTER 2007 RESULTS

HORSHAM, PA, April 1, 2008—NCO Group, Inc. (“NCO” or the “Company”), a leading provider of business process outsourcing services, announced today that during the fourth quarter of 2007 it had revenue of $279.7 million, EBITDA of $14.7 million and a net loss of $22.1 million. The results included a $25.0 million reduction in revenue from an allowance for impairment of purchased accounts receivable.

NCO is organized into three operating divisions: Accounts Receivable Management (“ARM”), Customer Relationship Management (“CRM”) and Portfolio Management. During the fourth quarter of 2007, the ARM division operated slightly below its revenue and profitability targets primarily as a result of weaker than expected collection environment and the adverse impact of foreign currency exchange rates. During the fourth quarter, the CRM division operated below its revenue and profitability targets primarily as a result of unanticipated client program changes that began in the third quarter and the adverse impact of foreign currency exchange rates. During the fourth quarter, the Portfolio Management division was slightly below its revenue target and above its profitability target, excluding the allowance for impairment of purchased accounts receivable of $25.0 million. The additional profitability was primarily due to the refinement of our portfolio strategy designed to introduce sales opportunities earlier in the portfolio life cycle.

Commenting on the quarter Michael J. Barrist, Chairman and Chief Executive Officer, stated, “During the fourth quarter, we continued to feel the impact of the consumer driven downturn that began during the third quarter. Historically, these types of downturns initially impact our business negatively as consumers slow their payment patterns and our clients are forced to make operational changes to offset the adverse impact to their businesses. Additionally, the downturn necessitated our reevaluation of the collectability of our purchase portfolio. This resulted in a near-term impairment, changes to our underwriting process and the renegotiation of certain of our ongoing commitments to buy portfolios. As with other downturns, this initial transition period is typically followed by a period of opportunity. The first quarter of 2008 has been relatively strong in our ARM business as increased volume from new and existing clients, primarily in our early stage delinquency business, has begun to offset some of the impact of lower consumer response. Additionally, we believe new CRM volume and increased portfolio purchase opportunities at reduced prices have positioned NCO for a productive 2008. During the first quarter we also completed our planned acquisitions of Systems & Services Technologies, Inc. and Outsourcing Solutions Inc. The integration of these acquisitions is proceeding according to plan and we expect that the addition of these companies will help us to further define NCO as the partner of choice for our clients as they navigate through this more challenging economy.”

The Company also announced that it will host an investor conference call on Wednesday, April 2, 2008, at 1:30 p.m., ET, to address the items discussed above in more detail and to allow the investment community an opportunity to ask questions. Interested parties can access the conference call by dialing (888) 209-7450 (domestic callers) or (706) 634-6082 (international callers) and providing the pass code 41778758. A taped replay of the conference call will be made available for seven days and can be accessed by interested parties by dialing (800) 642-1687 (domestic callers) or (706) 645-9291 (international callers) and providing the pass code 41778758.

About NCO Group, Inc.

NCO Group, Inc. is a global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO provides services through over 140 offices in the United States, Canada, the Philippines, Panama, the Caribbean, India, the United Kingdom, Mexico and Australia.

For further information contact:

NCO Investor Relations

(215) 441-3000

Certain statements in this press release, including, without limitation, statements as to fluctuations in quarterly operating results, statements as to trends, statements as to NCO’s or management’s beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, the risk that NCO will not be able to implement its business strategy as and when planned, the risk that NCO will not be able to realize operating efficiencies in the integration of its acquisitions, risks related to NCO’s significant level of debt, risks related to union organizing efforts at the Company’s facilities, risks related to past and possible future terrorists attacks, risks related to the economy, the risk that NCO will not be able to improve margins, risks relating to growth and acquisitions, risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to international operations and other risks detailed from time to time in NCO’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2007, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

NCO GROUP, INC.

Unaudited Selected Financial Data(1)

(in thousands)

Condensed Statements of Operations:

		For the Twelve Months Ended December 31, 2006
	For the Twelve Months Ended December 31, 2007		Period from July 13, 2006 (date of inception) through December 31, 2006	Period from January 1 through November 15, 2006
	Successor	Combined(2)	Successor	Predecessor
Revenues	$1,215,447	$1,190,097	$140,296	$1,049,801

Operating costs and expenses:
Payroll and related expenses	645,106	630,494	76,611	553,883
Selling, general and admin. expenses	422,094	422,927	47,777	375,150
Depreciation and amortization expense	97,254	58,243	11,548	46,695
Restructuring charges	—	12,765	—	12,765

	1,164,454	1,124,429	135,936	988,493

Income from operations	50,993	65,668	4,360	61,308

Other income (expense):
Interest and investment income	2,047	2,136	300	1,836
Interest expense	(95,034)	(41,601)	(14,958)	(26,643)
Other income	3,282	3,278	113	3,165

	(89,705)	(36,187)	(14,545)	(21,642)

(Loss) income before income taxes	(38,712)	29,481	(10,185)	39,666
Income tax (benefit) expense	(14,071)	10,965	(3,777)	14,742

(Loss) income before minority interest	(24,641)	18,516	(6,408)	24,924
Minority interest	(2,735)	(4,047)	(157)	(3,890)

Net (loss) income	$(27,376)	$14,469	$(6,565)	$21,034

		For the Three Months Ended December 31, 2006
	For the Three Months Ended December 31, 2007		Period from November 16 through December 31, 2006	Period from October 1 through November 15, 2006
	Successor	Combined(3)	Successor	Predecessor
Revenues	$279,715	$280,576	$140,296	$140,280

Operating costs and expenses:
Payroll and related expenses	162,819	165,369	76,611	88,758
Selling, general and admin. expenses	104,240	103,554	47,777	55,777
Depreciation and amortization expense	24,692	18,475	11,548	6,927
Restructuring charges	—	2,642	—	2,642

	291,751	290,040	135,936	154,104

(Loss) income from operations	(12,036)	(9,464)	4,360	(13,824)

Other income (expense):
Interest and investment income	313	307	300	7
Interest expense	(24,323)	(19,381)	(14,958)	(4,423)
Other income	1,670	2,425	113	2,312

	(22,340)	(16,649)	(14,545)	(2,104)

(Loss) income before income taxes	(34,376)	(26,113)	(10,185)	(15,928)
Income tax (benefit) expense	(11,840)	(8,711)	(3,777)	(4,934)

(Loss) income before minority interest	(22,536)	(17,402)	(6,408)	(10,994)
Minority interest	401	(99)	(157)	58

Net (loss) income	$(22,135)	$(17,501)	$(6,565)	$(10,936)

Selected Cash Flow Information:

	For the Twelve Months Ended December 31,
	2007	2006
Net cash provided by operating activities	$51,546	$100,374
Purchases of accounts receivable	125,283	111,548
Purchases of property and equipment	25,446	43,041

Selected Balance Sheet Information:

	As of December 31,
	2007	2006
Cash and cash equivalents	$27,136	$13,899
Working capital	135,000	181,287
Long-term debt	927,696	918,313

NCO GROUP, INC.

Unaudited Selected Segment Financial Data(1)

(in thousands)

	For the Three Months Ended December 31, 2007
	ARM	CRM	Portfolio Management	Intercompany Eliminations		Consolidated
Revenues	$204,326	$84,649	$18,303	$(27,563	) (4)(5)	$279,715

Operating costs and expenses:
Payroll and related expenses	95,765	65,489	1,794	(229	) (5)	162,819
Selling, general and admin. expenses	88,697	14,758	28,119	(27,334	) (4)	104,240
Depreciation and amortization expense	15,410	8,379	903	—		24,692

	199,872	88,626	30,816	(27,563)		291,751

Income (loss) from operations	$4,454	$(3,977)	$(12,513)	$—		$(12,036)

	For the Three Months Ended December 31, 2006
	ARM	CRM	Portfolio Management	Intercompany Eliminations		Consolidated
Revenues	$200,594	$68,941	$33,947	$(22,906	) (4)(5)	$280,576

Operating costs and expenses:
Payroll and related expenses	108,385	55,588	1,759	(363	) (5)	165,369
Selling, general and admin. expenses	89,733	11,226	25,138	(22,543	) (4)	103,554
Depreciation and amortization expense	11,927	5,516	1,032	—		18,475
Restructuring charges	2,642	—	—	—		2,642

	212,687	72,330	27,929	(22,906)		290,040

(Loss) income from operations	$(12,093)	$(3,389)	$6,018	$—		$(9,464)

NCO GROUP, INC.

Unaudited EBITDA(6)

(in thousands)

	Successor	Combined	Successor	Combined
	For the Three Months Ended December 31, 2007	For the Three Months Ended December 31, 2006	For the Twelve Months Ended December 31, 2007	For the Twelve Months Ended December 31, 2006
Net (loss) income	$(22,135)	$(17,501)	$(27,376)	$14,469
Income tax (benefit) expense	(11,840)	(8,711)	(14,071)	10,965
Interest expense, net	24,010	19,074	92,987	39,465
Depreciation and amortization	24,692	18,475	97,254	58,243

EBITDA(6)	$14,727	$11,337	$148,794	$123,142

(1)	On November 15, 2006, NCO was acquired by and became a wholly owned subsidiary of an entity controlled by One Equity Partners and its affiliates (“OEP”), a private equity investment fund, with participation by Michael J. Barrist, Chairman, President and Chief Executive Officer of NCO, certain other members of executive management and other co-investors (“the Transaction”). The unaudited selected financial data are presented for two periods, Predecessor and Successor, which relate to the period of operations preceding the Transaction and the period of operations succeeding the Transaction, respectively.
(2)	Includes $33.9 million, net of taxes, of charges related to the going-private transaction and the Company’s restructuring and integration plans.
(3)	Includes $26.9 million, net of taxes, of charges related to the going-private transaction and the Company’s restructuring and integration plans.
(4)	Represents the elimination of intercompany revenue for services provided by ARM to Portfolio Management.
(5)	Represents the elimination of intercompany revenue for services provided by CRM to ARM.
(6)	Earnings before interest expense, taxes, depreciation and amortization, referred to as EBITDA, is presented since certain investors use this as a measurement of the Company’s ability to service its debt. It is not intended to report the Company’s operating results or free cash flow in conformity with accounting principles generally accepted in the United States. EBITDA as presented herein is not necessarily comparable to similarly titled measures of other companies.